Exhibit 99.1

AMAZON.COM ANNOUNCES FOURTH QUARTER SALES UP 20% TO $72.4 BILLION
SEATTLE—(BUSINESS WIRE) January 31, 2019—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter ended December 31, 2018.
Operating cash flow increased 67% to $30.7 billion for the trailing twelve months, compared with $18.4 billion for the trailing twelve months ended December 31, 2017. Free cash flow increased to $19.4 billion for the trailing twelve months, compared with $8.3 billion for the trailing twelve months ended December 31, 2017. Free cash flow less lease principal repayments increased to $11.6 billion for the trailing twelve months, compared with $3.3 billion for the trailing twelve months ended December 31, 2017. Free cash flow less finance lease principal repayments and assets acquired under capital leases increased to an inflow of $8.4 billion for the trailing twelve months, compared with an outflow of $1.5 billion for the trailing twelve months ended December 31, 2017.
Common shares outstanding plus shares underlying stock-based awards totaled 507 million on December 31, 2018, compared with 504 million one year ago.
Fourth Quarter 2018
Net sales increased 20% to $72.4 billion in the fourth quarter, compared with $60.5 billion in fourth quarter 2017. Excluding the $801 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 21% compared with fourth quarter 2017.
Operating income increased to $3.8 billion in the fourth quarter, compared with operating income of $2.1 billion in fourth quarter 2017.
Net income increased to $3.0 billion in the fourth quarter, or $6.04 per diluted share, compared with net income of $1.9 billion, or $3.75 per diluted share, in fourth quarter 2017. The fourth quarter 2017 included a provisional tax benefit for the impact of the U.S. Tax Cuts and Jobs Act of 2017 of approximately $789 million.
Full Year 2018
Net sales increased 31% to $232.9 billion, compared with $177.9 billion in 2017. Excluding the $1.3 billion favorable impact from year-over-year changes in foreign exchange rates throughout the year, net sales increased 30% compared with 2017.
Operating income increased to $12.4 billion, compared with operating income of $4.1 billion in 2017.
Net income increased to $10.1 billion, or $20.14 per diluted share, compared with net income of $3.0 billion, or $6.15 per diluted share, in 2017.
“Alexa was very busy during her holiday season. Echo Dot was the best-selling item across all products on Amazon globally, and customers purchased millions more devices from the Echo family compared to last year,” said Jeff Bezos, Amazon founder and CEO. “The number of research scientists working on Alexa has more than doubled in the past year, and the results of the team’s hard work are clear. In 2018, we improved Alexa’s ability to understand requests and answer questions by more than 20% through advances in machine learning, we added billions of facts making Alexa more knowledgeable than ever, developers doubled the number of Alexa skills to over 80,000, and customers spoke to Alexa tens of billions more times in 2018 compared to 2017. We’re energized by and grateful for the response, and you can count on us to keep working hard to bring even more invention to customers.”
Highlights

•
For the second year in a row, Amazon was ranked the company Americans love most on Morning Consult’s Brands that Defined 2018, and it was named America’s Most JUST Company in Retail on JUST Capital’s Just 100 list. The

Just 100 award recognizes companies for the areas that matter most to customers, including jobs created, treatment of workers and customers, environmental and community engagement efforts, and more.

•
Amazon launched Amazon Future Engineer, a childhood-to-career program that aims to inspire and educate millions of children and young adults about computer science and coding each year from underserved and low-income communities. Through this program, Amazon will fund coding camps and online lessons, pay for introductory and Advanced Placement courses in computer science for over 100,000 underprivileged young people in 2,000 low-income high schools across the U.S., and award 100 students annually from underserved communities pursuing degrees in computer science with four-year $10,000 annual scholarships, as well as paid internships at Amazon.

•
Amazon’s $15 hourly minimum wage went into effect in the U.S. and the U.K. (£10.50 in the London area and £9.50 in the rest of the U.K.) on November 1st for all full-time, part-time, temporary (including those hired by agencies), and seasonal employees. The new Amazon minimum wage benefits more than 250,000 employees in the U.S. and 17,000 employees in the U.K., as well as over 200,000 seasonal employees who were hired this holiday. Following the announcement to increase the minimum wage to $15, Amazon received a company record of approximately 850,000 work applications for hourly positions in the U.S. in October 2018, more than double the previous record for the most applications received in a month.

•
Amazon announced plans to install solar panels on its fulfillment centers across the U.K., with an installed capacity of 20 megawatts – enough clean energy to power over 4,500 U.K. homes. Currently, Amazon hosts solar panels on 43 fulfillment centers worldwide.

•
Amazon continued to invest in helping selling partners increase their sales in our stores, including introducing a USPS Priority Mail Cubic ship method for Seller Fulfilled Prime and merchant fulfilled sellers, which offers a lower cost, volume-based pricing ship option; launching a new FedEx One Rate, a weight agnostic ship method that enables sellers to fulfill Prime orders nationwide; and reducing Fulfillment by Amazon storage fees in the U.S., EU, and Japan.

•	During the holiday season alone, tens of millions of customers worldwide started Prime free trials or began paid memberships. More customers signed up for Prime worldwide in 2018 than ever before.

•
Small and medium-sized businesses had their best holiday season ever in Amazon’s stores. More than 50% of units sold in Amazon’s stores this holiday season came from small and medium-sized businesses. Third-party sales are growing faster than first-party sales, and nearly 200,000 small and medium-sized businesses surpassed $100,000 in sales in Amazon’s stores in 2018.

•
Amazon launched Amazon Pop-Up stores to customers in six countries across Europe during the holiday season. For the first time, Amazon presented a curated selection of over 2,000 products and carried out 136 events and workshops for its customers in Amsterdam, London, Madrid, Milan, Berlin, and Paris.

•
This was the biggest holiday shopping season ever for Amazon devices, with customers purchasing millions more devices compared to the 2017 holiday shopping season. The all-new Echo Dot was the #1 selling product on Amazon globally, from any manufacturer, in any category this holiday season.

•
Amazon introduced new smart home features for Alexa. Customers can now choose from more than 28,000 Alexa-compatible smart home devices from more than 4,500 unique brands, and Alexa Guard helps invited Echo customers keep their homes safe through Smart Alerts, Away Lighting, and voice control of security systems from Ring and ADT.

•
Ring had its best quarter ever, selling millions of devices globally. The Ring Video Doorbell 2 was the best-selling Ring product this holiday season, and the Ring Stick Up Cam, Ring's first indoor/outdoor camera, began shipping to customers.

•
Key by Amazon introduced new ways for customers to control and monitor their homes, including the Schlage Encode Smart Wi-Fi Deadbolt for Key; integration with the Ring app; Key for Garage, which includes remote monitoring and in-garage delivery for eligible Prime members; and Key for Business, a new B2B pillar for the service.

•
The number of devices with Alexa built-in more than doubled in 2018. There are now more than 150 different products available with Alexa built-in, from headphones and PCs to cars and smart home devices. Device makers announced more new Alexa products at CES 2019, including the Lenovo Smart Tab and new devices from brands like First Alert, Jabra, JBL, Kohler, LG, and Razer.

•	Amazon launched Echo and Alexa experiences built from the ground up for Italy, Spain, and Mexico, offering a wide selection of locally-relevant services, features, and skills from local brands.

•
More than one million customers requested an invitation for Echo Auto, and more than a dozen automotive partners announced support for Alexa at CES 2019, including device makers like BOSS Audio, iOttie, and Jensen, and software and service providers like HERE Technologies, Luxoft, P3, Qualcomm, and Telenav.

•
Alexa is getting even smarter. The Alexa Skills Store now offers more than 80,000 skills and Alexa customers can now access Apple Music’s library of 50 million songs on their Echo devices. Alexa also answers more questions with the help of customers through Alexa Answers; knows more about math and science with the addition of a new knowledge resource, Wolfram Alpha; helps customers get more done with location-based reminders and routines; connects people across the world with the launch of Skype; and more.

•
Amazon made new scientific advancements with Alexa, including a new unsupervised self-learning system that detects the defects in Alexa’s understanding and automatically recovers from these errors, helping Alexa learn at a faster pace. Amazon also introduced a new text-to-speech system, which uses a generative neural network and produces more natural speech, paving the way for Alexa and other services to adopt different speaking styles based on different contexts.

•
Amazon introduced new tools for Alexa developers to make it easier to build engaging skills, including automatic provisioning of cloud resources through Alexa-hosted skills; new tools for monetization, testing, and debugging; location services to provide customers with real-time responses based on their location; and the ability for developers to proactively notify customers with timely and important information.

•
Amazon announced it will host re:MARS, a new global Artificial Intelligence (AI) conference on Machine Learning (ML), Automation, Robotics, and Space, on June 4-7 at the ARIA Resort & Casino in Las Vegas. re:MARS will bring together leaders across science, academia, and business to explore innovation, scientific advancements, and practical applications of AI and ML.

•
IMDb announced the launch of IMDb Freedive, a free streaming video channel available in the U.S. on the IMDb website via laptop or personal computer and on all Fire TV devices. IMDb Freedive, an ad-supported channel, enables customers to watch hit TV shows as well as top Hollywood hits without purchasing a subscription.

•
Prime Video is now available on Comcast’s Xfinity X1 in the U.S., giving Prime members with Xfinity easy access to thousands of additional premium shows and movies online. Additionally, Amazon launched NBA League Pass and PGA TOUR LIVE on Prime Video Channels. Prime members can now stream hundreds of out-of-market NBA games live or on-demand with a subscription to NBA League Pass for $28.99/month or $169.99 for a Season Pass. Prime members in the U.S. can also subscribe to PGA TOUR LIVE to watch live coverage across 28 PGA TOUR tournaments per year for $9.99/month or $64.99 per season.

•	Amazon Studios’ Cold War was recognized for three Academy Award nominations – Best Foreign Language Film, Best Director for Pawel Pawlikowski, and Best Cinematography for Lukasz Zal.

•
Amazon Studios was recognized with 10 Golden Globe Awards nominations and two wins: Rachel Brosnahan won Best Actress in a Television Series – Comedy or Musical for her performance in The Marvelous Mrs. Maisel for the second year in a row and Ben Whishaw won Best Supporting Actor in a Series, Limited Series, or Motion Picture Made for Television for his role in A Very English Scandal.

•	Prime Video Original Series Inside Edge became the first Indian show from a video streaming service to be nominated for the International Emmy Awards.

•
Prime Video introduced localized Hindi, Tamil, and Telugu language user interfaces in India. Prime members can now experience their favorite blockbuster titles and Prime Original series with a Hindi, Tamil, or Telugu user interface, including search, navigation, browse, and customer support.

•
Amazon partnered with ICICI Bank to launch the Amazon ICICI Bank credit card to preselected customers in India. This is the first card in the country to offer Prime members 5% in reward points for their purchases on Amazon.in and reward points for all other payments where Visa is accepted.

•
Amazon announced further expansion in Brazil, with fast and free delivery on hundreds of thousands of in-stock items sold and shipped by Amazon. Customers can now shop from 12 categories, with products shipped across Brazil from a new Amazon fulfillment center located in the Greater São Paulo area, the first fulfillment center in South America. With this launch, Amazon.com.br now offers consumers 15 categories with total selection of more than 20 million products from Amazon and its selling partners.

•	Amazon Fashion launched Prime Wardrobe in Japan and the U.K., allowing Prime members to order clothing, shoes, and accessories and only pay for what they keep.

•
Amazon expanded free grocery delivery and pickup from Whole Foods Market through Prime Now, allowing customers to place their order via the Prime Now app and choose delivery in as fast as an hour or pickup in as little as 30 minutes. Grocery delivery is available in more than 60 U.S. metros and pickup service is available in more than 20 U.S. metros with plans for continued expansion.

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Prime FREE Same-Day Delivery and Prime FREE One-Day Shipping expanded this year to more than 10,000 cities and towns in the U.S. Now a majority of Prime members in the U.S. have access to free one-day shipping or faster.

•
Amazon Air announced an expansion of its partnership with Air Transport Services Group, Inc. (ATSG) by leasing an additional 10 aircrafts to support Amazon’s growth. The 10 additional cargo planes will consist of Boeing 767-300 aircraft, will be operated on Amazon’s behalf by an ATSG airline, and will join the air cargo operation over the next two years.

•
Amazon Air launched a new gateway operation, in Riverside, CA and announced three additional gateway operations that will launch in 2019: Wilmington, OH; Alliance, TX; and Rockford, IL. Amazon Air provides gateway operations – onsite airport facilities to load, unload, and sort packages – at over 20 airports, making two-day shipping possible almost anywhere in the U.S.

•
In 2018, authors earned more than $260 million from the Kindle Direct Publishing Select Global Fund, totaling more than $840 million since the launch of Kindle Unlimited. Hundreds of thousands of authors have self-published millions of books through KDP since launching the service in 2007. Additionally, thousands of independent authors earned more than $50,000, with more than a thousand surpassing $100,000 in royalties in 2018 through KDP.

•
Amazon Web Services (AWS) announced several enterprise customers during the quarter: Ellie Mae, Korean Air, Santander’s Openbank, and Pac-12 are going all-in on AWS; Mobileye and Guardian Life Insurance named AWS their preferred public cloud provider; Amgen will leverage AWS as its strategic infrastructure provider for the vast majority of its cloud infrastructure; and National Australia Bank announced they’ve chosen AWS as their long-term strategic cloud provider.

•
AWS continued to expand its infrastructure in 2018 to best serve customers, launching the AWS GovCloud (US-East) and AWS Europe (Stockholm) Regions, and announcing plans for both the AWS Africa (Cape Town) as well as the AWS Europe (Milan) Regions. AWS now provides 60 Availability Zones across 20 infrastructure regions globally, with another 12 Availability Zones and four regions in Bahrain, Hong Kong SAR, Italy, and South Africa all coming online by the first half of 2020.

•
AWS added significant Amazon SageMaker capabilities, making it easier for customers to build, train, and run machine learning models: Amazon SageMaker Ground Truth produces high-quality labeled training data with easy access to public and private human labelers, saving time and complexity, and reducing costs by up to 70% when compared to human annotation; AWS Marketplace for Machine Learning includes over 150 algorithms and models (with more coming every day) that can be deployed directly to Amazon SageMaker; Amazon SageMaker Neo is a deep learning model compiler that lets customers train models once, and run them anywhere with up to 2x improvement in performance.

•
AWS placed reinforcement learning in the hands of all developers for the first time with the announcement of Amazon SageMaker RL, AWS DeepRacer, and the AWS DeepRacer League. Amazon SageMaker RL is the cloud’s first managed reinforcement learning service that allows any developer to build, train, and deploy with reinforcement learning through managed reinforcement learning algorithms; AWS DeepRacer is a 1/18th scale autonomous model race car driven using reinforcement learning models, trained using Amazon SageMaker, and is designed to give developers hands-on experience with machine learning; and the AWS DeepRacer League is the world’s first global autonomous racing league, open to everyone, allowing developers to put their skills to the test and race their cars and models against one another for a chance at prizes and glory.

•
AWS announced AWS Outposts, fully managed and configurable compute and storage racks that allow customers to run compute and storage on-premises, while seamlessly connecting to the rest of AWS’s broad array of services in the cloud. AWS Outposts come in two variants; first, an extension of the fast-growing VMware Cloud on AWS service that runs on AWS Outposts; second, AWS Native Outposts that allow customers to run compute and storage on-premises using the same native AWS APIs and control plane used in the AWS cloud.

•
At re:Invent, AWS announced two purpose-built database services, Amazon Timestream, a fast, scalable, and fully managed time series database for IoT, industrial telematics, application monitoring, and DevOps applications, and Amazon Quantum Ledger Database (QLDB), a highly scalable, immutable, and cryptographically verifiable ledger. AWS also announced Amazon DocumentDB, a fast, scalable, highly available, and fully managed document database service that supports MongoDB workloads. Developers can use the same MongoDB application code, drivers, and tools as they do today to run, manage, and scale workloads on Amazon DocumentDB and enjoy improved performance, scalability, and availability without having to worry about managing the underlying infrastructure.

•
AWS introduced Amazon Managed Blockchain a new service to help companies build applications where multiple parties can execute transactions without the need for a trusted, central authority. Amazon Managed Blockchain makes it easy to create and manage scalable blockchain networks using the popular, open source Ethereum and Hyperledger Fabric frameworks. With a few clicks in the AWS Management Console, customers can set up a blockchain network that can span multiple AWS accounts and scale to support thousands of applications and millions of transactions.

•
AWS announced six new instance offerings for Amazon Elastic Compute Cloud (Amazon EC2): A1 instances, which are powered by custom-designed AWS Graviton processors, based on the Arm architecture, for scale-out workloads; P3dn GPU instances, which are ideal for distributed machine learning and high performance computing applications, feature 100 gigabits per second (Gbps) network bandwidth, and give customers the most powerful and capable machine learning instances in the cloud; C5n instances, which deliver 100 Gbps network bandwidth, the most in the public cloud, for running advanced compute-intensive workloads; as well as new general purpose (M5 and T3) and memory-optimized (R5) instance types with AMD EPYC processors that are 10% less expensive than the current M5, T3, and R5 instances. The AMD-based instances provide additional options for customers who are looking to achieve cost savings on their Amazon EC2 compute environment for a variety of workloads, such as microservices, low-latency interactive applications, small and medium databases, virtual desktops, development and test environments, code repositories, and business applications.

•
AWS announced two custom chips: AWS Inferentia and AWS Graviton. AWS Inferentia is a high performance machine learning inference chip, custom designed by AWS, to help customers improve performance and lower the cost of running their inference workloads. AWS Inferentia will provide hundreds of teraflops per chip and thousands of teraflops per Amazon EC2 instance for multiple frameworks (including TensorFlow, Apache MXNet, and PyTorch), and multiple data types (including INT-8 and mixed precision FP-16 and bfloat16). AWS Graviton is a custom designed general purpose processor that uses the Arm instruction set. Offered in the new A1 instance family, AWS Graviton leverages AWS’s expertise in building hyperscale cloud systems, and is ideal for customers with scale out workloads.

•
AWS announced four new services that provide automation and prescriptive guidance to help customers build more quickly on AWS: AWS Control Tower, AWS Security Hub, AWS Lake Formation, and AWS Backup. AWS Control Tower gives customers an automated “landing zone” that makes it easy to set up their multi-account environment and continuously govern their AWS workloads with rules for security, operations, and compliance; AWS Security Hub is a central place to manage security and compliance across an AWS environment so that customers can quickly see their AWS security and compliance state in one comprehensive view; AWS Lake Formation makes it much easier for customers to build a secure data lake by simplifying and automating many of the complex manual steps usually required, including collecting, cleaning, and cataloging data; and AWS Backup is a centralized backup service that makes it faster and simpler for customers to back up their data across AWS services and on-premises, helping them more easily meet their business and regulatory backup compliance requirements.

•
AWS continued to expand on the industry’s broadest and most capable set of storage offerings with the introduction of the Amazon FSx family and additional storage classes for Amazon Simple Storage Service (S3). Amazon FSx for Windows File Server and Amazon FSx for Lustre are fully managed file system services that provide cost effective, scalable file storage for Windows and compute-intensive workloads. Amazon S3 Intelligent-Tiering automatically optimizes customers’ storage costs for data with unknown or changing access patterns by moving data to the most cost-effective storage tier; Amazon S3 Glacier Deep Archive delivers the lowest cost storage from any cloud provider at just $0.00099 per GB per month, making it ideal for customers who have large data sets they want to retain for a long time, letting them eliminate the cost and management of tape infrastructure, while ensuring that their data is well preserved for future use and analysis.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of January 31, 2019, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below.
First Quarter 2019 Guidance

•
Net sales are expected to be between $56 billion and $60 billion, or to grow between 10% and 18% compared with first quarter 2018. This guidance anticipates an unfavorable impact of approximately 210 basis points from foreign exchange rates.

•	Operating income is expected to be between $2.3 billion and $3.3 billion, compared with $1.9 billion in first quarter 2018.

•	This guidance assumes, among other things, that no additional business acquisitions, investments, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, the current global economic climate amplifies many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Fire tablets, Fire TV, Amazon Echo, and Alexa are some of the products and services pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2018	2017	2018

	(unaudited)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$13,960	$21,032	$19,934	$21,856
OPERATING ACTIVITIES:
Net income	1,856	3,027	3,033	10,073
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of property and equipment and other amortization, including capitalized content costs	3,498	4,262	11,478	15,341
Stock-based compensation	1,179	1,417	4,215	5,418
Other operating expense, net	56	72	202	274
Other expense (income), net	(5)	197	(292)	219
Deferred income taxes	(308)	173	(29)	441
Changes in operating assets and liabilities:
Inventories	(2,255)	(1,350)	(3,583)	(1,314)
Accounts receivable, net and other	(2,764)	(1,395)	(4,780)	(4,615)
Accounts payable	8,904	6,882	7,100	3,263
Accrued expenses and other	2,061	2,665	283	472
Unearned revenue	136	528	738	1,151
Net cash provided by (used in) operating activities	12,358	16,478	18,365	30,723
INVESTING ACTIVITIES:
Purchases of property and equipment	(3,619)	(3,733)	(11,955)	(13,427)
Proceeds from property and equipment incentives	583	614	1,897	2,104
Acquisitions, net of cash acquired, and other	(81)	(331)	(13,972)	(2,186)
Sales and maturities of marketable securities	3,485	1,938	9,677	8,240
Purchases of marketable securities	(2,349)	(2,060)	(12,731)	(7,100)
Net cash provided by (used in) investing activities	(1,981)	(3,572)	(27,084)	(12,369)
FINANCING ACTIVITIES:
Proceeds from long-term debt and other	109	406	16,228	768
Repayments of long-term debt and other	(1,142)	(134)	(1,301)	(668)
Principal repayments of capital lease obligations	(1,472)	(1,906)	(4,799)	(7,449)
Principal repayments of finance lease obligations	(66)	(126)	(200)	(337)
Net cash provided by (used in) financing activities	(2,571)	(1,760)	9,928	(7,686)
Foreign currency effect on cash, cash equivalents, and restricted cash	90	(5)	713	(351)
Net increase (decrease) in cash, cash equivalents, and restricted cash	7,896	11,141	1,922	10,317
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$21,856	$32,173	$21,856	$32,173
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on long-term debt	$174	$121	$328	$854
Cash paid for interest on capital and finance lease obligations	84	156	319	575
Cash paid for income taxes, net of refunds	92	171	957	1,184
Property and equipment acquired under capital leases	2,770	3,680	9,637	10,615
Property and equipment acquired under build-to-suit leases	843	1,143	3,541	3,641
______________________________
As a result of the adoption of new accounting guidance, we retrospectively adjusted our consolidated statements of cash flows to add restricted cash to cash and cash equivalents.

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2018	2017	2018

	(unaudited)
Net product sales	$41,325	$44,700	$118,573	$141,915
Net service sales	19,128	27,683	59,293	90,972
Total net sales	60,453	72,383	177,866	232,887
Operating expenses:
Cost of sales	38,494	44,786	111,934	139,156
Fulfillment	8,974	10,028	25,249	34,027
Marketing	3,440	4,911	10,069	13,814
Technology and content	6,314	7,669	22,620	28,837
General and administrative	1,044	1,117	3,674	4,336
Other operating expense, net	60	86	214	296
Total operating expenses	58,326	68,597	173,760	220,466
Operating income	2,127	3,786	4,106	12,421
Interest income	66	150	202	440
Interest expense	(339)	(387)	(848)	(1,417)
Other income (expense), net	18	(199)	346	(183)
Total non-operating income (expense)	(255)	(436)	(300)	(1,160)
Income before income taxes	1,872	3,350	3,806	11,261
Provision for income taxes	(16)	(327)	(769)	(1,197)
Equity-method investment activity, net of tax	—	4	(4)	9
Net income	$1,856	$3,027	$3,033	$10,073
Basic earnings per share	$3.85	$6.18	$6.32	$20.68
Diluted earnings per share	$3.75	$6.04	$6.15	$20.14
Weighted-average shares used in computation of earnings per share:
Basic	483	490	480	487
Diluted	496	501	493	500

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2018	2017	2018

	(unaudited)
Net income	$1,856	$3,027	$3,033	$10,073
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $10, $(13), $5, and $6	47	(25)	533	(538)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $4, $0, $5, and $0	(29)	5	(39)	(17)
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0, $0, $0, and $0	(1)	2	7	8
Net unrealized gains (losses) on available-for-sale debt securities	(30)	7	(32)	(9)
Total other comprehensive income (loss)	17	(18)	501	(547)
Comprehensive income	$1,873	$3,009	$3,534	$9,526

AMAZON.COM, INC.
Segment Information
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2018	2017	2018

	(unaudited)
North America
Net sales	$37,302	$44,124	$106,110	$141,366
Operating expenses	35,610	41,873	103,273	134,099
Operating income	$1,692	$2,251	$2,837	$7,267

International
Net sales	$18,038	$20,829	$54,297	$65,866
Operating expenses	18,957	21,471	57,359	68,008
Operating income (loss)	$(919)	$(642)	$(3,062)	$(2,142)

AWS
Net sales	$5,113	$7,430	$17,459	$25,655
Operating expenses	3,759	5,253	13,128	18,359
Operating income	$1,354	$2,177	$4,331	$7,296

Consolidated
Net sales	$60,453	$72,383	$177,866	$232,887
Operating expenses	58,326	68,597	173,760	220,466
Operating income	2,127	3,786	4,106	12,421
Total non-operating income (expense)	(255)	(436)	(300)	(1,160)
Provision for income taxes	(16)	(327)	(769)	(1,197)
Equity-method investment activity, net of tax	—	4	(4)	9
Net income	$1,856	$3,027	$3,033	$10,073

Segment Highlights:
Y/Y net sales growth:
North America	42%	18%	33%	33%
International	29	15	23	21
AWS	45	45	43	47
Consolidated	38	20	31	31
Net sales mix:
North America	62%	61%	60%	61%
International	30	29	30	28
AWS	8	10	10	11
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2017	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$20,522	$31,750
Marketable securities	10,464	9,500
Inventories	16,047	17,174
Accounts receivable, net and other	13,164	16,677
Total current assets	60,197	75,101
Property and equipment, net	48,866	61,797
Goodwill	13,350	14,548
Other assets	8,897	11,202
Total assets	$131,310	$162,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,616	$38,192
Accrued expenses and other	18,170	23,663
Unearned revenue	5,097	6,536
Total current liabilities	57,883	68,391
Long-term debt	24,743	23,495
Other long-term liabilities	20,975	27,213
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 507 and 514
Outstanding shares — 484 and 491	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	21,389	26,791
Accumulated other comprehensive loss	(484)	(1,035)
Retained earnings	8,636	19,625
Total stockholders’ equity	27,709	43,549
Total liabilities and stockholders’ equity	$131,310	$162,648

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM) (1)	$16,996	$18,365	$18,194	$21,793	$26,604	$30,723	67%
Operating cash flow -- TTM Y/Y growth	13%	7%	4%	22%	57%	67%	N/A
Purchases of property and equipment, net of proceeds from property and equipment incentives -- TTM	$9,027	$10,058	$10,924	$11,372	$11,239	$11,323	13%
Principal repayments of capital lease obligations -- TTM	$4,331	$4,799	$5,981	$6,037	$7,016	$7,449	55%
Principal repayments of finance lease obligations -- TTM	$175	$200	$235	$244	$277	$337	69%
Property and equipment acquired under capital leases -- TTM	$8,905	$9,637	$10,020	$9,631	$9,704	$10,615	10%
Free cash flow -- TTM (1) (2)	$7,969	$8,307	$7,270	$10,421	$15,365	$19,400	134%
Free cash flow less lease principal repayments -- TTM (1) (3)	$3,463	$3,308	$1,054	$4,140	$8,072	$11,614	251%
Free cash flow less finance lease principal repayments and assets acquired under capital leases -- TTM (1) (4)	$(1,111)	$(1,530)	$(2,985)	$546	$5,384	$8,448	N/A
Invested capital (5)	$52,690	$60,368	$68,377	$76,600	$85,059	$90,849	50%
Common shares and stock-based awards outstanding	503	504	504	506	507	507	1%
Common shares outstanding	482	484	485	487	489	491	1%
Stock-based awards outstanding	21	20	19	19	18	16	(21)%
Stock-based awards outstanding -- % of common shares outstanding	4.4%	4.2%	3.9%	3.9%	3.7%	3.2%	N/A
Results of Operations
Worldwide (WW) net sales	$43,744	$60,453	$51,042	$52,886	$56,576	$72,383	20%
WW net sales -- Y/Y growth, excluding F/X	33%	36%	39%	37%	30%	21%	N/A
WW net sales -- TTM	$161,154	$177,866	$193,194	$208,125	$220,958	$232,887	31%
WW net sales -- TTM Y/Y growth, excluding F/X	27%	31%	34%	36%	35%	30%	N/A
Operating income	$347	$2,127	$1,927	$2,983	$3,724	$3,786	78%
F/X impact -- favorable (unfavorable)	$(39)	$(33)	$(29)	$42	$90	$123	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(33)%	72%	95%	369%	948%	72%	N/A
Operating margin -- % of WW net sales	0.8%	3.5%	3.8%	5.6%	6.6%	5.2%	N/A
Operating income -- TTM	$3,234	$4,106	$5,028	$7,384	$10,762	$12,421	203%
Operating income -- TTM Y/Y growth (decline), excluding F/X	(17)%	1%	25%	115%	231%	197%	N/A
Operating margin -- TTM % of WW net sales	2.0%	2.3%	2.6%	3.5%	4.9%	5.3%	N/A
Net income	$256	$1,856	$1,629	$2,534	$2,883	$3,027	63%
Net income per diluted share	$0.52	$3.75	$3.27	$5.07	$5.75	$6.04	61%
Net income -- TTM	$1,926	$3,033	$3,938	$6,275	$8,902	$10,073	232%
Net income per diluted share -- TTM	$3.94	$6.15	$7.90	$12.63	$17.85	$20.14	228%
______________________________

(1)	As a result of the adoption of new accounting guidance, we retrospectively adjusted our consolidated statements of cash flows to add restricted cash to cash and cash equivalents.

(2)
Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from property and equipment incentives,” which both are included in cash flow from investing activities.

(3)
Free cash flow less lease principal repayments is free cash flow reduced by “Principal repayments of capital lease obligations,” and “Principal repayments of finance lease obligations,” which are included in cash flow from financing activities.

(4)
Free cash flow less finance lease principal repayments and assets acquired under capital leases is free cash flow reduced by “Principal repayments of finance lease obligations,” which is included in cash flow from financing activities, and property and equipment acquired under capital leases. In this measure, property and equipment acquired under capital leases is reflected as if these assets had been purchased with cash, which is not the case as these assets have been leased.

(5)	Average Total Assets minus Current Liabilities (excluding current portion of Long-Term Debt and current portion of capital lease obligations and finance lease obligations) over five quarter ends.

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Y/Y % Change
Segments
North America Segment:
Net sales	$25,446	$37,302	$30,725	$32,169	$34,348	$44,124	18%
Net sales -- Y/Y growth, excluding F/X	35%	42%	46%	44%	35%	18%	N/A
Net sales -- TTM	$95,048	$106,110	$115,843	$125,642	$134,545	$141,366	33%
Operating income	$112	$1,692	$1,149	$1,835	$2,032	$2,251	33%
F/X impact -- favorable (unfavorable)	$(12)	$(8)	$(10)	$1	$9	$17	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(51)%	108%	95%	321%	N/A	32%	N/A
Operating margin -- % of North America net sales	0.4%	4.5%	3.7%	5.7%	5.9%	5.1%	N/A
Operating income -- TTM	$1,960	$2,837	$3,390	$4,788	$6,708	$7,267	156%
Operating margin -- TTM % of North America net sales	2.1%	2.7%	2.9%	3.8%	5.0%	5.1%	N/A
International Segment:
Net sales	$13,714	$18,038	$14,875	$14,612	$15,549	$20,829	15%
Net sales -- Y/Y growth, excluding F/X	28%	22%	21%	21%	15%	19%	N/A
Net sales -- TTM	$50,224	$54,297	$58,111	$61,239	$63,074	$65,866	21%
Operating income (loss)	$(936)	$(919)	$(622)	$(494)	$(385)	$(642)	(30)%
F/X impact -- favorable (unfavorable)	$(13)	$20	$70	$86	$47	$55	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	71%	93%	44%	(20)%	(54)%	(24)%	N/A
Operating margin -- % of International net sales	(6.8)%	(5.1)%	(4.2)%	(3.4)%	(2.5)%	(3.1)%	N/A
Operating income (loss) -- TTM	$(2,629)	$(3,062)	$(3,202)	$(2,971)	$(2,420)	$(2,142)	(30)%
Operating margin -- TTM % of International net sales	(5.2)%	(5.6)%	(5.5)%	(4.9)%	(3.8)%	(3.3)%	N/A
AWS Segment:
Net sales	$4,584	$5,113	$5,442	$6,105	$6,679	$7,430	45%
Net sales -- Y/Y growth, excluding F/X	42%	44%	48%	49%	46%	46%	N/A
Net sales -- TTM	$15,882	$17,459	$19,240	$21,244	$23,339	$25,655	47%
Operating income	$1,171	$1,354	$1,400	$1,642	$2,077	$2,177	61%
F/X impact -- favorable (unfavorable)	$(14)	$(45)	$(89)	$(45)	$34	$51	N/A
Operating income -- Y/Y growth, excluding F/X	38%	51%	67%	84%	75%	57%	N/A
Operating margin -- % of AWS net sales	25.5%	26.5%	25.7%	26.9%	31.1%	29.3%	N/A
Operating income -- TTM	$3,903	$4,331	$4,840	$5,567	$6,473	$7,296	68%
Operating margin -- TTM % of AWS net sales	24.6%	24.8%	25.2%	26.2%	27.7%	28.4%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Y/Y % Change
Net Sales:
Online stores (1)	$26,392	$35,383	$26,939	$27,165	$29,061	$39,822	13%
Online stores - Y/Y growth, excluding F/X	22%	17%	13%	12%	11%	14%	N/A
Physical stores (2)	$1,276	$4,522	$4,263	$4,312	$4,248	$4,401	(3)%
Physical Stores - Y/Y growth, excluding F/X	N/A	N/A	N/A	N/A	N/A	(3)%	N/A
Third-party seller services (3)	$7,928	$10,523	$9,265	$9,702	$10,395	$13,383	27%
Third-party seller services - Y/Y growth, excluding F/X	40%	38%	39%	36%	32%	28%	N/A
Subscription services (4)	$2,441	$3,177	$3,102	$3,408	$3,698	$3,959	25%
Subscription services - Y/Y growth, excluding F/X	59%	47%	56%	55%	52%	26%	N/A
AWS	$4,584	$5,113	$5,442	$6,105	$6,679	$7,430	45%
AWS - Y/Y growth, excluding F/X	42%	44%	48%	49%	46%	46%	N/A
Other (5)	$1,123	$1,735	$2,031	$2,194	$2,495	$3,388	95%
Other - Y/Y growth, excluding F/X	58%	60%	132%	129%	123%	97%	N/A

Stock-based Compensation Expense
Cost of sales	$13	$14	$15	$19	$19	$21	54%
Fulfillment	$230	$256	$244	$320	$269	$287	12%
Marketing	$135	$148	$161	$190	$201	$217	46%
Technology and content	$595	$637	$631	$788	$719	$750	18%
General and administrative	$112	$124	$132	$151	$142	$142	14%
Total stock-based compensation expense	$1,085	$1,179	$1,183	$1,468	$1,350	$1,417	20%
Other
WW shipping costs	$5,401	$7,368	$6,069	$5,990	$6,568	$9,041	23%
WW shipping costs -- Y/Y growth	39%	31%	38%	31%	22%	23%	N/A
WW paid units -- Y/Y growth (6)	25%	23%	22%	17%	15%	14%	N/A
WW seller unit mix -- % of WW paid units (6)	50%	51%	52%	53%	53%	52%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	541,900	566,000	563,100	575,700	613,300	647,500	14%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	77%	66%	60%	51%	13%	14%	N/A
________________________

(1)
Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, music, videos, games, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in Subscription services.

(2)	Includes product sales where our customers physically select items in a store.

(3)	Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.

(4)	Includes annual and monthly fees associated with Amazon Prime memberships, as well as audiobook, digital video, e-book, digital music, and other non-AWS subscription services.

(5)	Primarily includes sales of advertising services, as well as sales related to our other service offerings.

(6)	Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts

•
References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer places an order or when a customer orders from other sellers on our websites. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

Seller Accounts

•
References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•
References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.

Units

•
References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers at Amazon domains worldwide as well as Amazon-owned items sold through non-Amazon domains. Units sold are paid units and do not include units associated with AWS, certain acquisitions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr